                                                                     EXHIBIT 11C

                     VOCALTEC STANDARDS OF BUSINESS CONDUCT

                                    MAY 2009

Proprietary and Confidential

INTRODUCTION

As an employee of VocalTec, you encounter numerous business and legal issues during the course of your employment. Frequently, many of these issues can be resolved by using practical business sense. However, others may require a general understanding of the laws of the country in which you are located. This handbook is intended to facilitate your identification of such issues and to provide guidance in the appropriate course of action.

The policies in this handbook apply to VocalTec directors, officers and employees globally in order to promote impartial treatment for all of VocalTec directors, officers and employees worldwide. In the event that any policy in this handbook is of a higher standard than local law, the policy in this handbook shall govern.

Please feel free to contact the VocalTec Legal Department if you have any questions or comments on any of the issues discussed in this handbook.

1.   COMPLIANCE WITH LAWS, RULES AND REGULATIONS

You are required to comply with the laws, rules and regulations that govern the conduct of our business and to report any suspected violations in accordance with the section below entitled "Reporting Violations".

2.   TREATMENT OF CONFIDENTIAL INFORMATION

During the course of employment with VocalTec, employees typically have access to confidential technical, financial and other business information regarding
VocalTec, and its products and services. VocalTec requires all employees to agree in writing in their employment agreements to protect the use and disclosure of VocalTec confidential information. In addition, employees should mark all VocalTec Confidential Information as "VocalTec Proprietary and
Confidential" with the date and the document version number, if applicable. The obligation to maintain the confidentiality of such information survives even after termination of employment. If you have any questions regarding the confidentiality of VocalTec information, please do not hesitate to contact the
Legal Department.

In addition to VocalTec's confidential information, many employees at VocalTec have access to confidential technical, business or financial information of third parties. When using such information, VocalTec employees must comply with the restrictions of the applicable third party Non-Disclosure Agreement or applicable license. VocalTec employees should never sign a third party
Non-Disclosure Agreement without review and approval by the Legal Department.
Improper use of any third party intellectual property rights or breach of a contractual confidentiality obligation may result in legal action, sanctions and/or damages against VocalTec and the individual employee.

Confidential Information may also include information of competitors. While it is necessary and proper to obtain competitive information through market research, product evaluation and other public information, VocalTec employees may not obtain competitive information through illegal means.

3.   CONFLICTS OF INTEREST

All VocalTec employees have an obligation to perform their duties in a manner consistent with VocalTec's best interests and to avoid conflicts of interest. A conflict of interest may result where there is a discrepancy between your personal interests and your responsibilities toward VocalTec. Activity that may constitute a conflict of interest should be avoided unless authorized by
VocalTec management at a vice-president level.

Examples of typical conflicts of interest are: (i) working for or serving on the board of directors of a competitor, potential competitor, customer, or supplier;(ii) using VocalTec property or time to engage in any outside business;
(iii)having a financial interest in a third party (including customers, vendors, consultants, company affiliates, etc.) that may be affected by your position at
VocalTec; (iv) using VocalTec business opportunities for personal gain; or
(v)employing or doing business with family members or with companies owned or controlled by them.

4.   DISCRIMINATION AND HARASSMENT

As a multinational company with offices worldwide, the interactions among
VocalTec employees are governed by the local laws of the country of employment.
Accordingly, VocalTec is dedicated to a company culture that promotes respect for the rights of all VocalTec employees, and all employees should endeavor to treat fellow employees with civility and equality.

In addition, VocalTec is committed to maintaining a work environment that is free of unlawful discrimination. We are all under an obligation to ensure that any employment actions we undertake, or are involved in, including recruitment, selection, training, compensation, promotions and transfers, are accomplished without discrimination based on race, religion, color, national origin, physical or mental disability, medical condition, marital status, sex, age, or sexual orientation.

In keeping with this commitment, we will not tolerate harassment of our employees by anyone, including any supervisor, coworker, vendor or customer.

Harassment consists of unwelcome conduct, whether verbal, physical or visual, that is based upon a person's protected status, such as sex, color, race, religion, national origin, age, sexual orientation, physical handicap, medical condition, disability, marital status, citizenship status or other protected group status. VocalTec will not tolerate harassing conduct that affects tangible job benefits, interferes unreasonably with an individual's performance or creates an intimidating, hostile or offensive working environment.

Sexual harassment deserves special mention. Unwelcome sexual advances, requests for sexual favors and other physical, verbal or visual conduct based on sex generally constitute sexual harassment when (1) submission to the conduct is an explicit or implicit term or condition of employment, (2) submission to or rejection of the conduct is used as the basis for an employment decision, or (3)
the conduct has the purpose or effect of unreasonably interfering with an individual's work performance or creating an intimidating, hostile, or offensive working environment.

                                     - 2 -

Sexual harassment may include explicit sexual propositions, sexual innuendo, suggestive comments, sexually oriented kidding or teasing, practical jokes, jokes about gender-specific traits, foul or obscene language or gestures, displays of foul or obscene printed or visual material, and physical contact, such as patting, pinching, or brushing against another person's body.

Everyone shares responsibility for avoiding harassment. If you feel that you have experienced or witnessed harassment, you should immediately notify your supervisor. If you feel uncomfortable reporting the matter to your supervisor, you should report it to the Human Resources Department. Managers and human resource professionals are responsible for promptly addressing all claims of harassment and for making a reasonable determination based on a full, fair, confidential investigation. VocalTec forbids retaliation against anyone who reports harassment.

5.   FINANCIAL AND BUSINESS RECORDS

VocalTec's business and financial records constitute an important basis for business and investment decisions that are made by the company's management and shareholders, and by the business community in general. Business and financial records must be created and maintained in accordance with generally accepted accounting principles, SEC rules, and other legal requirements. No false or misleading records may be made. If you become aware of any omission, inaccuracy or falsification regarding VocalTec's business or financial records, bring the situation promptly to the attention of the Company's finance department.

Under generally accepted accounting principles, revenue and expenses must be properly recognized on a timely basis and assets and liabilities properly valued and recorded. Accordingly, employees are required to report to the CFO on the
Revenue Recognition Certification attached to this handbook any and all verbal or written arrangements with customers containing any contingencies that would affect revenue recognition. A contingency is any term that may create the possibility that VocalTec (1) may not receive payment within six months after the due date, (2) may have to refund payment, (3) may incur a future obligation for VocalTec to provide products or services; 4) may incur a future obligation for VocalTec to provide discounts; or (5) may authorize the customer to return products purchased.

VocalTec's business and financial records are important assets of the company, and VocalTec maintains and protects them as any other asset. Accordingly,
VocalTec maintains a records management policy for the retention and disposition of company records to fulfill legal requirements, as well as to increase operational efficiency. The Document Retention Policy lists every type of company record which must be retained and identifies the appropriate retention period. The Retention Policy applies to all records (in all media) produced or maintained by VocalTec, and is attached to this handbook. When the retention period expires and no continuing legal or business requirements exist, the records should be shredded.

                                     - 3 -

6.   DISCLOSURES

It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws and regulations in all reports and documents that the Company files with, or submits to, the Securities and
Exchange Commission and in all other public communications made by the Company.
You are required to promote compliance with this policy and to abide by Company standards, policies and procedures designed to promote compliance with this policy.

7.   GIFTS TO CUSTOMERS

National laws and international conventions strictly prohibit the provision of bribes or kickbacks between persons or companies that are doing business with each other. It is generally prohibited to provide or receive compensation to or from employees of any customer or supplier, regardless of whether such compensation is in the form of cash, expensive gifts, vacations, or any other form of payment.

It is generally permissible to provide token gifts or meals to non- government officials and employees if it is of customary value in the country where the business is taking place, does not violate the country's laws, and is not intended to influence a business decision or to create a business obligation.

8.   GIFTS TO GOVERNMENT OFFICIALS

In the United States and in other countries, it is a criminal offense to directly or indirectly offer or give compensation or gifts to a government official in order to be selected for a contract. In many countries, the laws and regulations concerning bribery and kickbacks are strictly enforced, with criminal sanctions and/or fines for the company and the employees involved.
VocalTec's policy is to prohibit employees from giving compensation or gifts to government officials, and to require all employees worldwide to comply with these laws.

9.   EXTERNAL COMMUNICATIONS

Communications with stock market analysts, journalists, the press and the like concerning VocalTec's financial information and performance should be made only by persons authorized by the CEO, CFO, or the VocalTec Investor Relations and
Market Communications departments. All VocalTec employees should refrain from providing any such information to analysts, journalists and the like, and should refer all questions to the Investor Relations and/or Market Communications
departments. Those employees that are properly authorized to make external communications should do so in accordance with the VocalTec Media Relations
Procedure attached to this handbook.

In addition, it is VocalTec's policy to respond consistently to questions about rumors or speculations about company developments in the following manner: "It is our policy not to comment on rumors or speculation."

Finally, VocalTec's policy requires all employees to refrain from engaging in chat room discussions regarding VocalTec, and its products, services, operations or results.

                                     - 4 -

If any employee has reason to believe that material non-public information has been disclosed under circumstances that would be a violation of these procedures, the employee should immediately inform the Legal Department.

10.  INSIDER TRADING

As a publicly traded company on a major U.S. exchange, VocalTec is obligated to comply with certain U.S. laws and SEC Regulations that prohibit employees that possess inside information from trading in VocalTec stock. Inside information is any material, non-public information that might influence an investor to trade in the Company's stock, and may include unannounced financial results, customer orders, product developments, etc. Sanctions in violation of such laws include
(i) up to 10 years imprisonment; (ii) up to $1,000,000 in fines; and/or (iii)
civil penalties of up to three times the profit made or loss avoided by the trading. For this reason, VocalTec has enacted an Insider Trading Policy, and has required all employees to certify their acknowledgement and intent to comply with such policy. A copy of our policy is attached as an appendix to this handbook.

11.  TREATMENT OF COMPETITORS

The laws of many countries prohibit the making of false or deceptive statements concerning another company and its products or services. Accordingly, VocalTec's policy is to compete with its competitors based on the quality of its products and services, rather than on statements concerning the competition's business reputation. As a representative of VocalTec, you must ensure that all statements concerning VocalTec competitors are accurate and complete, and should avoid making false or inaccurate statements regarding a competitor.

12.  IMPLEMENTATION OF THE CODE

Copies of this code are available from the Company's Legal Counsel.

13.  SEEKING GUIDANCE

If any director, officer or employee has questions regarding any of the policies discussed in this code, or is in doubt about the best course of action in a particular situation, the director, officer or employee should seek guidance from their immediate supervisor or the Company's Legal Counsel.

14.  REPORTING VIOLATIONS

If any director, officer or employee knows of or suspects a violation of applicable laws or regulations, the Code, or the Company's related policies, the director, officer or employee must immediately report that information to his or her supervisor or the Company's Legal Counsel. No one will be subject to retaliation because of a good faith report of suspected misconduct.

                                     - 5 -

15.  INVESTIGATIONS OF SUSPECTED VIOLATIONS

All reported violations will be promptly investigated and treated confidentially to the greatest extent reasonably possible, given the need to conduct an investigation.

16.  DISCIPLINE FOR VIOLATIONS

The Company intends to use every reasonable effort to prevent the occurrence of conduct not in compliance with this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery. Subject to applicable laws and agreements, directors, officers and employees who violate this code and other Company policies may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them in accordance with Company policies.

17.  Waivers of the Code

Waivers of the code for directors and executive officers may be made only by the
Board of Directors. The Company is required to disclose any such waivers, and the reasons for any waivers, in its U.S. securities filings, interim report on
Form 6-K or its next annual report on Form 20-F.

                                     - 6 -

              Statement of Company Policy Regarding Insider Trading
              -----------------------------------------------------

As you know, U.S. federal securities laws prohibit insiders of a public company, such as officers, directors, employees and subcontractors, from trading in the securities of that company on the basis of "inside" information. In addition to the direct liability of insiders for insider trading violations, potential liability on the part of companies and their directors and officers exists for failures to prevent such violations by company personnel. In light of these liabilities and the severity of sanctions which could be imposed upon both you and VocalTec Communications Ltd. (the "Company") for insider trading violations, we have adopted the policies and procedures set forth in this Policy Statement.

Please note that while these procedures and policies are Company policy, they are not intended to replace the primary responsibility of each employee to understand and comply with the prohibition on insider trading under federal securities laws. If you have any questions on any of the following or with respect to your obligations under federal securities laws generally, please contact the VocalTec Legal Department.

BACKGROUND

The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider
Trading Act") imposes severe sanctions against those who engage in insider trading. Individuals who trade on inside information or "tip" such information to others may be subject to:

     o    Criminal fines of up to $1,000,000;

     o    Prison sentence of up to ten years; and

     o    Civil penalties of up to three times the profit gained or loss avoided as a result of such sale, purchase or communication.

In addition to sanctions against those who directly violate the prohibition on insider trading, the Insider Trading Act in certain circumstances imposes a penalty on companies and their directors and officers for failure to take measures to prevent such violations.

COMPANY POLICY

In light of the severity of possible sanctions to employees and to the Company, we have adopted the following procedures and policies. Since you will be asked to certify as to your understanding and intention to comply as well as to your actual compliance with this policy statement, you should read this statement carefully and call the VocalTec Legal Department, if you have any questions.

RESTRICTIONS

     o    No director, officer, employee or subcontractor of the Company who possesses material non-public information relating to the Company may issue orders to buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, such information.

     o    No director, officer, employee or subcontractor who, while acting for the Company, obtains material non-public information which relates to any other company, including customers or suppliers of the Company, may issue orders to buy or sell securities of that company or otherwise misuse such information.

                                     - 7 -

     o    No director, officer, employee or subcontractor should engage in any of the following transactions with respect to securities of the
          Company: (i) selling short; or (ii) buying or selling puts or calls;
          and (iii) purchasing on margin.

     o    Directors, officers, employees and subcontractors should avoid discussing or disclosing non-public information about the Company or its activities that may have an impact on the value of the Company's stock, except when clearly authorized in connection with the Company's business.

     o    Directors, officers, employees and subcontractors may only issue orders during the Company's "Trading Window" to trade in the Company's securities beginning on the third business day following the public announcement of earnings for each of the Company's fiscal quarters and continuing until fourteen (14) days prior to the close of the current fiscal quarter.

     o    Directors, officers, employees and subcontractors are required to notify the VocalTec Legal Department, prior to transactions in the
          Company's securities.

APPLICABILITY OF RESTRICTIONS

MATERIAL INFORMATION. Material information is any information that a reasonable investor could consider important to a decision to buy, hold or sell stock and which therefore could reasonably affect the price of the stock. Examples of material information include:

     o    progress toward achieving revenue and earnings targets of public securities analysts

     o    projections of future earnings or losses

     o    knowledge regarding a pending or proposed merger, acquisition or tender offer or regarding a significant sale of assets

     o    knowledge regarding establishment of a major strategic partnership

     o    changes in dividend policies

     o    the declaration of a stock split or the offering of additional securities

     o    changes in management

     o    breakthroughs in technology

     o    the award or loss of a substantial contract

     o    execution of a letter of intent or license agreement with a customer.

Either positive or negative information may be material. If you are unsure at any time as to whether you are in possession of material information about the
Company, you should contact the VocalTec Legal Department for clarification.

                                     - 8 -

NON-PUBLIC INFORMATION. The restriction on trading based on material information applies not only to non-public information but also applies for a limited time after such information has been released to the public. The Company's shareholders and the investing public must be afforded time to receive and digest material information. As a general rule, you should consider material information to be non-public from the time you become aware of material information until two business days after it has been released by the Company to the public and, accordingly, you should not engage in any stock transactions until the third business day after material information has been released to the public. If the information is complex or is not widely disseminated, we suggest that you wait an even longer period of time.

FAMILY MEMBERS. The restrictions on trading set forth above apply not only to you but also to members of your household. Insiders are responsible for compliance of such persons and should, if necessary, review with them Company policy and the general prohibitions on insider trading.

TIPPING INFORMATION TO OTHERS. You may not disclose any material non-public information to your friends, your social acquaintances or anyone else. This prohibition applies whether or not you receive any benefit from the other person's use of that information.

POSTING INFORMATION IN CHAT ROOMS. No director, officer or employee may disclose any material non-public information or non-material information that is already publicly available as well as their opinions about the Company or its activities or any of the companies with whom the Company does business, or engage in any speculation regarding the prospects of the Company (financial or otherwise) in any Internet "chat rooms," "blackboards," electronic "bulletin boards," in any
e-mail correspondence or in any other electronic medium on the Internet or the
Company's intranet, except if clearly authorized by the VocalTec Legal
Department.

NO EXCEPTIONS. Generally, there are no exceptions to these prohibitions.
Transactions that might otherwise be necessary for emergencies or other personal reasons are prohibited.

PROCEDURES

     o    All directors, officers, employees and subcontractors shall execute the attached certification regarding compliance with the policies and procedures set forth in this policy statement and with the prohibition against insider trading.

     o    On a periodic basis, upon the request of the Company, all directors, officers, employees and subcontractors shall certify as to compliance with the policies and procedures set forth in this policy statement and with the prohibition on insider trading.

     o    Officers, directors, employees and subcontractors shall only trade during "Trading Windows" as specified by the Company. During all non-Trading Window periods, such persons shall not trade in Company securities.

     o    Directors, officers, employees, and subcontractors of the Company are required to notify the Company before buying or selling securities of the Company.

                                     - 9 -

CONCLUSION

This statement is intended to present the Company's procedures and policies with respect to the trading of securities by directors, officers and employees. The procedures and policies set forth in this policy statement present only a general framework within which you may purchase and sell securities of the
Company without violating insider trading laws. You have the ultimate responsibility for complying with insider trading laws. You should therefore not rely totally on the procedures and policies set forth herein but rather you should obtain additional guidance whenever possible.

                                     - 10 -

                            Document Retention Policy
                            -------------------------

SCOPE

This Document Retention Policy is VocalTec's retention policy of company documents and records. It lists every type of company record which must be retained and identifies the appropriate retention period. The Retention Policy applies to all records (in all media) produced or maintained by VocalTec.

The Retention Policy does not require that any records be produced; instead, it specifies the retention periods for records which have already been created.

PURPOSE OF THE GLOBAL RECORD RETENTION SCHEDULE

The Company believes its records are an important asset and maintains and protects them as any other asset. The Company requires that employees create only records necessary for business operations and retain such records as specified in this Document Retention Policy.

In addition, the Company is required by generally accepted accounting principles, SEC rules, and other applicable laws to preserve its business records for pre-determined retention periods. When the retention period expires and no continuing legal or business requirements exist, the records should be disposed or shredded if confidential. Disposal of records prior to the expiration of the applicable retention period may result in sanctions and/or damages against the Company and the applicable employee.

BACKGROUND AND INTERPRETATION

     1. The term "records" includes all tangible forms of information concerning the Company's business whether such information is in paper, photographic, electronic, video, or audio form, and whether used or stored on or off the premises. Records are the property of the Company and not the property of the individual who generates or receives them.

     2. Each functional business manager is responsible for his or her department's compliance with the Document Retention Policy, following established standards and guidelines, and informing employees about the policy.

     3. All employees are responsible for creating only records necessary for business operations, protection records so that information can be found when needed, incorporating record-keeping practices info workflows, processes, and system controls, retaining records as specified in this Document Retention
Policy, and only destroying records in accordance with approved procedures.

     4. Destruction. Records shall be destroyed during the normal course of business. Employees shall ensure that record destruction occurs in a manner that protects the confidential of the records.

                                     - 11 -

GENERAL RULE - RETENTION OF RECORDS

Routine documents generated by VocalTec and which pertain to VocalTec business are to be retained for a period of seven years from record date or end of business need.

OFFICIAL RECORDS

Each department should identify their official records- i.e., the records that they must retain. Department managers are responsible for identifying and retaining official company records.

RETENTION AND DESTRUCTION OF ELECTRONIC OR HARD COPY RECORDS

All electronic data records or hard copy records created by VocalTec and which pertain to VocalTec business must be retained and destroyed according to
VocalTec policy. Record retention periods apply to information in electronic form in the same manner as paper records.

OWNERSHIP AND PROTECTION OF ELECTRONIC OR HARD COPY RECORDS

All electronic data records or hard copy records created by VocalTec and which pertain to VocalTec business are the property of VocalTec. The policy includes electronic records residing on any hardware (including mobile, desktop and
VocalTec computers) and in any application (including electronic mail, a web page, groupware tools such as Lotus Notes, and on-line gathering and reporting systems). Additionally, all such records must be carefully controlled and protected from unauthorized access.

CONSOLIDATIONS

Retention requirements must be followed whenever entities consolidate. Usually, the absorbing entity assumes responsibility for the dissolving entity's records, ensuring their proper protection and timely disposition.

ACQUISITIONS

If VocalTec purchases a company including its assets, stock or lines of business, the records of the acquired company prior to the acquisition and afterwards become an issue as to the ownership and compliance with VocalTec's record management policy.

DISSOLUTIONS

If all or part of a VocalTec entity ceases to exist, the VocalTec entity which took over the business must own the records of the dissolved entity (see
CONSOLIDATIONS above). If VocalTec ceases to perform the same business function as the dissolved entity, then prior to the dissolution, the Controller of the dissolving entity and a VocalTec Legal representative must determine who should own the records of the dissolving entity. The records must then be transferred to the owning entity's records management program.

LITIGATION

In the event of a lawsuit involving the VocalTec Company, an entity's records may be subpoenaed to support the litigation. Before acting on the subpoena, contact the Corporate Legal Department. Under no circumstances should records be released to non-VocalTec organizations without the written approval of the
VocalTec Legal Department.

                                     - 12 -

                            VOCALTEC MEDIA RELATIONS
                                    PROCEDURE
                            -------------------------

MEDIA INTERVIEW TIPS

     >>   Do not give interviews under any circumstances unless the media relations has authorized and scheduled the interview. Do not give an ad hoc interview with a journalist who has contacted you directly.
          Take the reporter's contact info as well as the topic at hand and refer the issue to media relations for follow-up.

     >>   Do not send any written comments or answers to questions without discussing with the marketing communications team.

     >>   Keep your answers focused, short and relevant.

     >>   Stay within your own area of competence. If an issue is outside your area, say so and offer to take the reporter's name, number and area of concern down and refer the issue to media relations for follow-up.

     >>   Frame your answers at a technical level appropriate to the reporter.
          Be sure to provide context and purpose around technology.

     >>   Don't ever forget that every word you say can end up in print. There is no such thing as "off the record."

     >>   For reasons of record keeping, the employee or the PR agency should make a written record of the main points of the conversation.

     >>   Whenever possible, at least one official of the Company (or Protector agency) should be present at any face-to-face meeting with the media.

     >>   You are not obliged to answer a question you don't wish to answer or don't know the answer to, but avoid the term "no comment," which sounds evasive.

          o    For a technical question that the interviewee does not feel comfortable answering: "That's a good question, let me get you in touch with our expert on (specific technology, etc)."

          o    When a reporter asks about upcoming news, a customer or product or business plans that have not been announced: "I can't discuss any details with you at this time, but I'll make sure that we contact you when we have anything to discuss about (insert topic.)"

          o    No one outside senior management should be discussing our
               financial condition in any other respect. Anyone called upon to comment on our financial condition should stick to historical information only (such as giving the amount of cash on the balance sheet as of the most recent quarters' end and the number of ITXC shares we own (which anyone can get a current quote on).
               Employees should refer historical questions to Investor
               Relations, if they are not 100% sure of the information
               themselves.

          o    For questions about rumors or speculation about company
               developments, it is the policy of the Company to respond
               consistently in the following manner, "It is our policy not to comment on rumors or speculation."

                                     - 13 -

OTHER ANSWERS INCLUDE:

          o    "That's not information I'm at liberty to discuss with you."

          o    "I'm not able to answer that question at this time."

          o    "I'm sorry, that information is confidential."

     >>   Keep up to date with what information has been published - best way is to regularly look at the press release list on the VocalTec website.

     >>   Seize the opportunity to make the points you want to make, always returning to your key theme when answering a reporter's question. But don't try to "sell" VocalTec to a reporter; try to educate him or her instead.

     >>   When faced with a leading, rambling or confusing question, restate the question back to the reporter, as you understand it.

DO

     >>   Use posture, voice and energy to convey positive messages.

     >>   Provide key messages and only info that has been previously publicly disclosed.

     >>   Provide proof, not promises.

     >>   Stay within area of competence.

     >>   Use simple language.

     >>   Clarify when you believe an editor has misinterpreted your comments.

DON'T

     >>   Answer questions outside your specialty or area of expertise.

     >>   Answer questions with proprietary information.

     >>   Speculate or give out projections.

     >>   Use jargon throughout the interview.

     >>   Answer with a defensive 'no comment'.

     >>   Discuss corporate issues.

     >>   Give out sales figures, revenues or other financial information. Offer access to CFO/Investor Relations to answer these types of questions.

     >>   Speak for others in the industry or interpret a competitor's position.

IMPORTANT

     >>   Employees should refrain from disclosing any VocalTec confidential business, technical or financial information.

     >>   If in the course of the interview you believe you might have inadvertently disclosed material non-public information, you must notify an appropriate person at company headquarters (usually General
          Counsel or CFO) immediately.

                                     - 14 -

     >>   Since the commonly understood definition of materiality is very road, anyone conducting a media interview should, as a practical matter, notify corporate headquarters anytime they have revealed information with financial implications (a future projection, a breakout of past revenue, a quantifiable trend, a market share estimate, etc.) that has not been previously disclosed publicly, for a determination as to materiality.

     >>   Communications with stock market analysts, journalists, the press and the like concerning VocalTec's financial information and performance should be made only by persons authorized by the CEO, CFO or head of
          Market Communications and all VocalTec employees should refrain from providing any such information to analysts, journalists and the like, and should refer all questions to the head of Investor Relations or the head of Market Communications.

                                     - 15 -

                         REVENUE RECOGNITION DECLARATION

As you are well aware, VocalTec has adopted a policy for revenue recognition to ensure that we report revenues in accordance with generally accepted accounting principles in the U.S., and in accordance with the requirements of the U.S.
Securities and Exchange Commission. This revenue recognition policy applies to
VocalTec worldwide.

Under this policy, revenue is recognized when the following conditions are met:

(1)  VocalTec and a creditworthy customer enter into a legally binding commitment to pay for products or services free of contingencies,

(2)  VocalTec delivers the products or fulfills its obligations to provide the services,

(3)  payment is fixed and determinable, and

(4)  collection is probable.

A contingency is any term that may create the possibility that VocalTec (1) may not receive payment within six months after the due date, (2) may have to refund payment, (3) may incur a future obligation for VocalTec to provide products or services; or (4) may incur a future obligation for VocalTec to provide discounts; or (5) may authorize the customer to return products purchased.

Contingencies can exist in writing in the contract, agreement, or purchaser order; in a side letter, memorandum of understanding; or in other documentation.
Contingencies may also exist as part of a separate verbal understanding or verbal side arrangement between VocalTec and the customer.

Given that we do not recognize revenue when there is a contingency, you are required to report to me any such verbal or written contingencies by the end of a calendar quarter, by completing and returning to the company the attached.

Very truly yours,

Chief Financial Officer

                                   DECLARATION

I understand and agree that I am required to report to VocalTec any and all verbal or written arrangements with customers containing any contingencies during the previous calendar quarter, which would create the possibility that
VocalTec: (1) may not receive payment within six months after the payment due date, or (2) may have to refund payment or (3) may incur a future obligation for
VocalTec to provide products or services; or (4) may create a future obligation for VocalTec to provide discounts; or (5) may authorize the customer to return products purchased.

I hereby declare and confirm that I did not enter into any verbal or written arrangements containing any contingencies as stated above with any customers or potential customers during the previous calendar quarter.

By:______________________________

                                     - 16 -